Exhibit 5.1

December 22, 2006

VIA COURIER

Tesco Corporation

3993 West Sam Houston Parkway North

Suite 100

Houston, Texas 77043-1211

U.S.A.

Ladies and Gentlemen:

Re:	Tesco Corporation (the “Corporation”) – Registration Statement on Form S-8 for Offering of An Aggregate of 3,599,436 Common Shares

We have acted as Canadian counsel to the Corporation, an Alberta Corporation, in connection with the registration on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “1933 Act”), of 3,599,436 common shares (“Common Shares”) in the capital of the Corporation issuable under the “Stock Option Plan 2005” of the Corporation and implemented by the Corporation on May 13, 2005, as amended from time to time (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of the Registration Statement and Item 601(b)(5)(i) of Regulation S-K under the 1933 Act.

In connection with this opinion, we have examined a certificate of an officer of the Corporation dated December 22, 2006, certifying and attaching thereto, copies of: (i) the Articles of Amalgamation of the Corporation dated November 29, 1993 and the Certificate of Amalgamation of the Corporation dated December 1, 1993, (ii) the Bylaws of the Corporation dated October 13, 1993, (iii) certain resolutions of the board of directors of the Corporation, (iv) certain resolutions of the shareholders of the Corporation, and (v) the Plan. We have also examined such other public and corporate documents and records as we have deemed necessary and relevant for purposes hereof. In connection with this opinion, we have examined such public and corporate records of the Corporation and have reviewed and considered such statutes and questions of law as we considered relevant and necessary as a basis for the opinions expressed below. As to various questions of fact material to such opinions and which were not independently established, we have relied upon certificates of public officials and of officers of the Corporation including the certificate referred to above.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the veracity of the information contained therein. We have also assumed that the parties delivering the certificates have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to above, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception.

This opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the qualifications herein expressed, we are of the opinion that if, as and when the 3,599,436 Common Shares reserved by the Corporation for issuance pursuant to the stock options granted or to be granted under the Plan are issued (and the consideration therefor received) by the Corporation upon due exercise of such stock options pursuant to the provisions of the Plan, such Common Shares will be issued as duly authorized, validly issued, fully paid and non-assessable Common Shares of the Corporation.

The opinion expressed herein is subject to the exception and condition that it is based on legislation, regulations and rulings in effect on the date hereof.

We consent to the filing of this opinion letter as “Exhibit 5” to the Registration Statement.

This opinion is being furnished solely for use in connection with the Registration Statement and must not be relied upon by any other person or entity or for any other reason without our prior written consent. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Plan or the Common Shares.

Yours truly,

/s/ Gowling Lafleur Henderson LLP